Exhibit 5.1

April 25, 2025

Bullfrog AI Holdings, Inc.

325 Ellington Blvd

Unit 317

Gaithersburg, MD 20878

RE: Bullfrog AI Holdings, Inc. Offering

Ladies and Gentlemen:

We have acted as counsel to Bullfrog AI Holdings, Inc., a Nevada corporation (the “Company”), and are rendering this opinion in connection with the At-The-Market Sales Agreement, dated April 25, 2025 (the “Agreement”), by and between the Company and BTIG, LLC (“BTIG”). The Agreement provides for the sale by the Company, from time to time, through BTIG as agent, of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate gross sales price to the public of up to $20,000,000 (the “Shares”).

We have examined the following documents: (i) the Registration Statement on Form S-3 (File No. 333-281341), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on August 7, 2024, as amended on August 15, 2024, and declared effective by the Commission on August 21, 2024, relating to the Shares (as amended, the “Registration Statement”); (ii) the prospectus dated August 21, 2024, and all documents incorporated by reference therein (the “Base Prospectus”); (iii) the prospectus supplemented to the Base Prospectus, in the form in which it was filed with the Commission on April 25, 2025, and all documents incorporated by reference therein (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (iv) the form of Agreement; (v) certain resolutions of the Board of Directors of the Company; (vi) the Amended and Restated Articles of Incorporation of the Company, filed with the Nevada Secretary of State on February 18, 2020 (the “Certificate”); (vii) the Bylaws of the Company, dated April 16, 2020 (the “Bylaws”); (viii) such other corporate records, agreements, documents and instruments; and (ix) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Bullfrog AI Holdings, Inc.

April 25, 2025

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Nevada. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K (and its incorporation by reference in the Registration Statement) and to the use of our firm’s name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP